                                                              EXHIBIT 4.3(b)(1)


              SECOND AMENDED AND RESTATED BUSINESS LOAN AGREEMENT


         The undersigned UNIVERSAL STANDARD MEDICAL LABORATORIES, INC., a Michigan corporation, with its chief executive offices located at 26500 Northwestern Highway, Southfield, Ml 48037 (the "Borrower"), has requested from MICHIGAN NATIONAL BANK, a national banking association, of 27777 Inkster Road, Farmington Hills, MI 48333-9065 (the "Bank"), and Bank agrees to make, or has made, the loan(s) described below (the "Loans") under the terms and conditions set forth in this Business Loan Agreement ("Agreement").

         This Second Amended and Restated Business Loan Agreement amends and restates in its entirety, that certain Amended and Restated Business Loan Agreement dated January 17, 1996, as subsequently amended by letter agreements on February 13, 1996, March 28, 1996, August 8, 1996 and November 8, 1996 and by an Amendment to Business Loan Agreement dated May 14, 1996.

I.     LOANS.

        The following Loans and any amendments, extensions, renewals or refinancings thereof are subject to this Agreement:

    TYPE OF           INTEREST    AMENDED      ORIGINAL           ORIGINAL        ORIGINAL
    LOAN              RATE        MATURITY       NOTE             MATURITY          LOAN
                                    DATE        AMOUNT              DATE            DATE
A.  Line of Credit       *         1/5/98     $5,500,000.00        7/26/98         1/17/96

B.  Term Loan           **           ---      $6,000,000.00        6/30/98         1/17/96


        *Interest shall be variable at the MNB Prime Rate plus one-half
         percent, on October 2, 1997    the Line of Credit shall be reduced to
         $5,300,000.00

       **Interest shall be variable at the MNB Prime plus or minus the Applicable Margin.

Purpose of Loans listed above:

A.       Working capital liquidity and payoff outstanding debt to Fleet Bank.

B.       Payoff existing term loan to Fleet Bank.


II.      BORROWER'S REPRESENTATIONS AND WARRANTIES.

         Borrower represents and warrants to Bank, all of which representations and warranties shall be continuing until all of the Indebtedness is fully paid to Bank and Borrower's obligations under this Agreement and the Related Documents are fully performed, as follows:

A. Borrower's Existence and Authority. Borrower is a Michigan corporation, and the Person executing this Agreement has full power and complete authority to execute this Agreement and all Related Documents.

B. Validity of Indebtedness and Agreement. Borrower's Indebtedness to Bank, this Agreement, and all Related Documents are valid, binding upon, and fully enforceable against Borrower in accordance with their respective terms.

C. Nature of Borrower's Business. The nature of Borrower's business is to provide clinical laboratory services.

D. Financial Information. All financial information provided to Bank has been prepared and will continue to be prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and fully and fairly present the financial condition of Borrower. There has been no material adverse change in Borrower's business, Property, or financial condition since the date of Borrower's latest Financial Statements provided to Bank.

E. Title and Encumbrances. Borrower owns and has good title to all of its Property, and there are no liens or encumbrances on any of the Property except as have been disclosed to Bank in writing prior to the date of this Agreement and as are identified and listed in an attachment to this Agreement (the "Permitted Encumbrances") and as permitted under Section IV.B. of this Agreement. Borrower agrees that Borrower shall not obtain further loans, leases, or extensions of credit from any Person identified in the Permitted Encumbrances list or otherwise without Bank's prior written consent; provided however, that Borrower may obtain financing secured by purchase money security interests in equipment or under capitalized leases without Bank's the prior written consent.

F. No Litigation. Except as disclosed by Borrower to Bank in writing prior to the date of the execution and delivery of this Second Amended and Restated Business Loan Agreement, there are no suits or proceedings pending before any court, government agency, arbitration panel, or administrative tribunal, or, to Borrower's knowledge, threatened against Borrower, which may result in any material adverse chance in the business, Property or financial condition of Borrower.

G. No Misrepresentations. All representations and warranties in this Agreement and the Related Documents are true and correct in all material respects and no material fact necessary to make such representations and warranties no misleading has been omitted.

H. Employee Benefit Plans. Borrower has not incurred any material accumulated funding deficiency within the meaning of ERISA, has not incurred any material liability to the

         PBGC in connection with any employee benefit plan established or maintained by Borrower, and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

I. Environmental Compliance. To the best of its knowledge, Borrower is in full compliance and conformity with all applicable Environmental Laws and Borrower agrees to indemnify and hold Bank harmless from all costs and expenses, including reasonable attorney fees, incurred by Bank related to any Borrower violation of any Environmental Laws.

III.     AFFIRMATIVE COVENANTS.

         As of the date of this Agreement and continuing until Borrower's Obligations under this Agreement and the Related Documents are fully performed and the Indebtedness is fully repaid to Bank, Borrower shall at all times:

A.       Financial Requirements.

         1. Maintain a Cash Flow Coverage Ratio at the end of each of the following calendar quarters, of:

                 (a)      10/1/96 through.12/31/96 - .54 to 1
                 (b)      1/1/97 through 3/31/97 - .95 to 1
                 (c)      4/1/97 through 6/30/97 - 1.50 to 1
                 (d)      7/1/97 through 9/30/97 - 1.75 to 1
                 (e)      10/1/97 through 12/31/97 - 2.00 to 1

         2 . At the end of each of the above calendar quarters, Borrower's total funded debt excluding debt subordinated to the Bank and approximately $20,000 of quarterly Seller note interest payments to cash flow shall at no time be greater than 3.0 to
                 1. This ratio shall be calculated with a numerator equal to total funded debt and a denominator equal to EBITDA for the quarter multiplied by 4.

3.       Maintain a Current Ratio of not less than 1.50 to 1 .

         All financial requirements described in this Section III.A. shall be calculated in accordance with GAAP.

B.       Financial Statements.

         1. Within one hundred twenty (120) days after the end of each fiscal year, provide Bank, in form acceptable to Bank, audited Financial Statements prepared and certified by a certified public accountant reasonably acceptable to Bank.

         2. Within twenty-five (25) days after the end of each month, provide Bank, in form acceptable to Bank, management prepared Financial Statements for the prior month.

         3. Provide Bank by December 15, 1996, with updated consolidating management projections for calendar year 1997, which projections shall include a balance sheet, income statement, cash flow statement and covenant compliance projections.

         4. Promptly provide Bank with each of Borrower's reports filed on Form 10-K or 10-Q at the time said reports are filed.

         5. Promptly provide Bank such other information and reports concerning Borrower's business, Property, and financial condition as are provided to Borrower's owners or as Bank shall request, and permit Bank to inspect, confirm, and copy Borrower's books and records, following reasonable advance notice, at any time during Borrower's normal business hours.


C. Notice of Adverse Events. Promptly notify Bank in writing of any litigation, governmental proceeding, default or any other occurrence which is reasonably likely to have a material adverse effect on Borrower's business, Property or financial condition.

D. Maintain Business Existence and Operations. Do all things necessary to keep in full force and effect Borrower's corporate, partnership, proprietorship, trust, or other existence, as the case may be, and to continue its business described in Paragraph II C. as presently conducted. Until the Indebtedness is fully repaid to Bank, Borrower shall not change its corporate, partnership, proprietorship, trust, or other existence, nor sell or merge Borrower's business, in whole or in part, to or with any other Person, without the Bank's prior written consent.

E. Insurance. Maintain adequate fire and extended risk coverage, business interruption, workers disability compensation, public liability, environmental, flood, and such other insurance coverages as may be required by law or as may reasonably be required by Bank. All insurance policies shall be in such amounts, upon such terms, in form, and carried with such insurers, as are acceptable to Bank. Borrower shall provide evidence satisfactory to Bank of all insurance coverages and that the policies are in full force and effect and for all insurance coverages upon any Property which is Collateral, the insurance policy shall be endorsed to provide Bank with a standard loss payable clause insuring Bank regardless of any act, fault or neglect of Borrower, with not less than thirty (30) days advance written notice to Bank by the insurer of any cancellation or modification of coverage (CF12181185). Any failure by Borrower to maintain insurance as provided in this Agreement shall be an Event of Default and Bank may in its discretion obtain insurance, without obligation to do so, with such coverages and in such amounts as Bank deems advisable to protect Bank's interest, and all amounts so expended by Bank shall be added to the Indebtedness or shall be payable on demand, at Bank's option.

F. Payment of Taxes. Promptly pay all taxes, levies and assessments due to all local, State and Federal agencies. Except to the extent that Borrower has established a cash reserve for the full amount thereof and is actively pursuing a tax appeal, any Borrower failure by to promptly pay any taxes, levies and assessments due shall be an Event of Default.

G.       Employee Benefit Plans.

         1. At all times meet the minimum funding requirements of ERISA concerning all of Borrower's employee benefit plans subject to ERISA and at no time allow any event or condition to occur concerning any employee benefit plan subject to ERISA which might constitute grounds for termination of the plan or for the appointment of a trustee to administer the plan.

         2. At no time allow any employee benefit plan subject to ERISA to be the subject of voluntary or involuntary termination proceeding.

H. Environmental Laws Compliance/Notices/Indemnity. Strictly comply in all material respects with all Environmental Laws applicable to Borrower's business. Borrower agrees to notify Bank, not later than ten (10) days after Borrower's receipt, of any summons, notice, lawsuit, citation, letter, or other communication received by Borrower from any Federal, State, or local agency or unit of government or other Person, which asserts that Borrower is in violation of any Environmental Laws. Borrower agrees to indemnify and hold Bank harmless from all violations by Borrower of any Environmental Laws, which indemnity shall include all costs and expenses incurred by Bank, including reasonable attorney fees, which are related to any violation by Borrower of any Environmental Laws, whether or not the Indebtedness has been paid at the time any such proceeding, claim, or action is instituted against Bank. Borrower further agrees that Bank may at any time, at Borrower's sole cost and expense, hire or require Borrower to hire and provide Bank with an environmental audit prepared by an independent environmental engineering firm acceptable to Bank to confirm the continuing truth and accuracy of Borrower's environmental representations, warranties, and agreements set forth in this Agreement.

         At the time of the execution and delivery of the initial Business Loan Agreement dated July 26, 1994, Borrower provided certain disclosures and information to Bank concerning discharges of mercury in the wastewater from its facility located at 5656 S. Cedar Street, Lansing, MI (the "Lansing Laboratory"). Borrower represents and warrants to the Bank that Borrower has not been informed of any further required action or threatened liability concerning the Lansing Laboratory.

I. Use of Proceeds; Purpose of Loans. Use the proceeds of the Loan(s) only for Borrower's business described in Paragraph II C, and only for those purposes stated in Paragraph I.

J. Maintenance of Records; Change in Place of Business or Name. Keep all of its books and records at the address set forth in this Agreement, and give the Bank prompt written notice of any change in its principal place of business, in the location of Borrower's books and records or in Borrower's name.

K. Employment Laws. Strictly comply with all material provisions of Federal and State laws pertaining to Borrower's employees, including by way of illustration but not of limitation, the Michigan Worker's Disability Compensation Act, MCL 418.101 et seq, as amended, Michigan Employment Security Act, MCL 42 1.1 et seq., as amended, and the Fair Labor Standards Act, 29 USC 201 et seq, as amended.

L. General Compliance with Law. At all times operate Borrower's business in strict compliance with all applicable Federal, State, and local laws, ordinances and regulations, and refrain from and prevent Borrower's partners, owners, directors, officers, employees and agents from engaging in any civil or criminal activity proscribed by Federal, State or local law.

M. Licensure. Borrower agrees to maintain all material licensures required to operate its business as described in Paragraph II.C., including the maintenance of appropriate provider numbers required to obtain reimbursement for Medicare and Medicaid receivables.

N. Third Party Payors. At all times operate Borrower's business in strict compliance with all material provisions of third party policies and guidelines applicable to Borrower for which the failure to comply will have a material adverse affect on Borrower's business, Property or financial condition.

IV.      NEGATIVE COVENANTS.

         Until all of Borrower's obligations under this Agreement and the Related Documents are fully performed and the Indebtedness is fully repaid, Borrower shall not:

A. No Borrowings, Guarantees, or Loans. Borrow money or act as guarantor of any loan or other obligation or lend any money to any Person without Bank's prior written consent other than loans, other obligations, or guaranties in existence as of the date hereof, the existence of which have been disclosed to Bank in writing, and up to $13,800,000.00 of convertible subordinated debentures which are subordinated to the Indebtedness (the "Debentures"). Any sale of Borrower's accounts receivable shall be deemed the borrowing of money.

B. Liens and Encumbrances; Transfer of Assets. Mortgage, assign, or encumber any of its Property except to Bank, nor sell, transfer or assign any Property except in the ordinary course of business and except for liens on automobiles, any purchase money security interests, liens under capital leases, liens related to taxes, levies or assessments being appealed as provided under Section III.F. of this Agreement, any Permitted Encumbrances, carriers, warehousemen's and mechanics liens incurred in the ordinary course of business, deposits under workers compensation, unemployment insurance and social security laws, liens or deposits to secure performance of bids, tenders, contracts or leases, to secure statutory obligations or surety appeal bonds, or to secure indemnity performance or other similar bonds issued in the ordinary course of Borrower's business or liens securing judgments which do not cause the occurrence of an Event of Default under Section VI.E. of this Agreement.

C. Capital Structure. Borrower shall not purchase, sell, or retire any of its shares, nor alter or amend its capital structure without Bank's prior written consent except that Bank consents to the issuance of shares of Borrower's common stock upon conversion of the Debentures into common stock and to the issuance of Borrower's common stock pursuant to the terms of Borrower's 1992 Stock Option Plan, Directors Stock Option Plan, and Employees Stock Purchase Plan.


V.       SECURITY FOR LOANS.

A. Security/Mortgage Interests. Borrower has granted or agrees to grant to Bank on the date of this Agreement, security/mortgage interests in certain Property as collateral security for the Loans and repayment of the Indebtedness, among which are the following Related Documents:

         Security Agreement(s) dated: March 20, 1995

VI.      EVENTS OF DEFAULT.

         The occurrence of any of the following events shall constitute an Event of Default under this Agreement:

A. Failure to Pay Amounts Due. Any principal or interest on any Indebtedness to Bank is not paid within ten (10) days of when due.

B. Misrepresentation; False Financial Information. Any warranty or representation of Borrower in connection with or contained in this Agreement, or any Financial Statements now or hereafter furnished to the Bank by or on behalf of the Borrower, is false or misleading in any material respect.

C. Noncompliance with Bank Agreements. Borrower shall fail to perform any of its obligations and agreements under this Agreement or any other agreement with Bank, including but not limited to the Related Documents.

D. Other Lender Default. Any non-Bank indebtedness of Borrower in a principal amount in excess of $500,000.00 is declared to be due and payable prior to the stated maturity thereof.

E. Bankruptcy or Receivership. Any conveyance is made of substantially all of Borrower's assets, any assignment is made for the benefit of creditors, any receiver is appointed, or any insolvency, liquidation or reorganization proceeding under the Bankruptcy Code or otherwise shall be filed by or against Borrower.

F. Judgments; Attachments; Tax Liens. There shall be entered against Borrower any judgment which materially affects Borrower's business, Property or financial condition or if any tax lien, levy, attachment, forfeiture, seizure, garnishment, execution or similar writ or process shall be issued which materially affects Borrower's business, Property or financial condition, and which remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of thirty (30) days after the date thereof.

G . Indictment. The institution of any felony criminal proceeding wherein forfeiture of a material portion of Borrower's Property is a potential penalty and such proceeding is not dismissed within thirty (30) days.

H. Material Adverse Change. Any material adverse change in Borrower's business, Property or financial condition has occurred or is imminent.

I. Cure Period. Except for an Event of Default described in Section VI.A., B., E. or G., Bank shall provide Borrower with written notice describing such Event of Default, including those referred to in the Addendum hereto, and shall grant Borrower thirty (30) days to cure any such Event of Default.


VII.     REMEDIES ON DEFAULT.

A. Acceleration. Upon the occurrence of any Event of Default, the delivery of any required notice and the expiration of any applicable cure period, the Loans and all Indebtedness to Bank may, at the option of Bank, and without demand or notice of any kind, be declared to be immediately due and payable.

B. Remedies Cumulative. The remedies provided for in this Agreement are cumulative and not exclusive, and Bank may exercise any remedies available to it at law or in equity, and as are provided in this Agreement, the Related Documents, and any other agreement between Borrower and Bank.

C. No Waiver. No delay or failure of Bank in exercising any right, remedy, power or privilege hereunder shall affect that right, remedy, power or privilege, nor shall any single or partial exercise thereof preclude the exercise of any other right, remedy, power or privilege. No delay or failure of Bank to demand strict adherence to the terms of this Agreement shall be deemed to constitute a course of conduct inconsistent with the Bank's right to at any time, before or after any Event of Default, demand strict adherence to the terms of this Agreement and the Related Documents.

D. Bank's Right of Set-off. Upon the occurrence and continuance of any Event of Default after, the delivery of any required notice and the expiration of any applicable cure period, Bank shall have the right to apply any or all of Borrower's and any Obligor's bank accounts or any other Property held by Bank against any Indebtedness of Borrower to Bank.

VIII.    CROSS-COLLATERALIZATION/CROSS-DEFAULT.

         Borrower agrees that all of the Collateral is security for the Loans and for all other Indebtedness of Borrower to Bank, whether or not such Indebtedness is related by class or kind and whether or not contemplated by the parties at the time of executing each evidence of Indebtedness, and for all Indebtedness to Bank of Borrower's subsidiary, Universal Standard Managed Care, Inc. Any Borrower default under the terms of any Indebtedness to Bank shall constitute an Event of Default under this Agreement and shall be an Event of Default under the Indebtedness of Universal Managed Care, Inc. and any Event of Default of Universal Managed Care, Inc. under its Indebtedness shall be an Event of Default under this Agreement.


IX.      MISCELLANEOUS.

A. Compliance with Bank Agreements. Borrower acknowledges that it has read, and agrees to fully comply with this Agreement, the Related Documents, and all other agreements between Borrower and Bank.

B. Expenses. Borrower agrees to pay all of Bank's expenses incidental to perfecting Bank's security interests and liens, the Bank's payment of any insurance premiums, Uniform Commercial Code search fees, Environmental Laws inspections and audits, appraisals, and fees incurred by Bank for audits, inspection, and copying of Borrower's books and records. Borrower also agrees to pay all costs and expenses of Bank, including reasonable attorney fees, in connection with the enforcement of the Bank's rights and remedies under this Agreement, the Related Documents and any other agreement, and in connection with the preparation of any amendments, modifications, waivers or consents with respect to this Agreement.

C. Further Action. Borrower agrees, from time to time upon Bank's request, to make, execute, acknowledge, and deliver to Bank such further and additional instruments, documents, and agreements, and to take such further action as may be required to carry out the intent and purpose of this Agreement and repayment of the Loans.

D. Governing Law, Partial Illegality. This Agreement and the Related Documents shall be interpreted and the rights of the parties determined under the laws of the State of Michigan.

         Should any part, term, or provision of this Agreement be adjudged illegal or in conflict with any law of the United States or State of Michigan, the validity of the remaining portion or provisions of the Agreement shall not be affected.

E. Writings Constitute Entire Agreement; Modifications Only in Writing. This Agreement, the Related Documents and all other written agreements between Borrower and Bank, constitute the entire agreement of the parties, and there are no other agreements, express or implied. This Agreement supersedes any and all commitment letters or term sheets heretofore issued in connection with this Loan. None of the parties shall be bound by anything not expressed in writing, and neither this Agreement, the Related Documents, nor any other agreement can be modified except by a writing executed by Borrower and by the Bank. This Agreement shall inure to the benefit of and shall be binding upon all of the parties to this Agreement and their respective successors, estate representatives, and assigns, provided however, that Borrower cannot assign or transfer its rights or obligations under this Agreement without Bank's prior written consent.

F. Credit Inquiries. Borrower hereby authorizes Bank to respond to any credit inquiries received by Bank from trade creditors or other credit granting institutions.

G. Release of Claims Against Bank. In consideration of the Bank's making the Loans described in this Agreement, Borrower and the Obligor(s) do each hereby release and discharge Bank of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which Borrower or any of the Obligor(s) have against the Bank from the date of their respective first contact with Bank up to the date of this Agreement. Borrower and the Obligor(s) confirm to Bank that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Related Documents and do each acknowledge and agree that Bank is relying upon this release in extending the Loans to Borrower.

H. Waiver of Jury Trial. Borrower and the Obligor(s) do each knowingly, voluntarily and intelligently waive their Constitutional right to a trial by jury with respect to any claim, dispute, conflict, or contention, if any, as may arise under this Agreement or under the Related Documents, and agree that any litigation between the parties concerning this Agreement and the Related Documents shall be heard by a court of competent jurisdiction sitting without a jury. Borrower and the Obligor(s) hereby confirm to Bank that they have reviewed the effect of this waiver of jury trial with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to signing this Agreement and the Related Documents and do each acknowledge and agree that Bank is relying upon this waiver in extending the Loans to Borrower.

I. Headings. All section and paragraph headings in this Agreement are included for convenience only and do not constitute a part of this Agreement.

J. Term of Agreement. Unless superseded by a later Business Loan Agreement, this Agreement shall continue in full force and effect until all of Borrower's Obligations to Bank are fully satisfied and the Loans and Indebtedness are fully repaid.


X.       DEFINITIONS.

         The following words shall have the following meanings in this
         Agreement:


A. "Bank" shall mean Michigan National Bank, a national banking association, and any successor or assign.

B. "Cash Flow Coverage Ratio" shall mean Borrower's EBITDA for each of the calendar quarters specified in Section III.A.1. of this Agreement, divided by all principal and interest payments made to Bank, on capital leases, and on subordinated debt during the same calendar quarter.

C. "Collateral" shall mean that Property which Borrower and any other Obligor has pledged, mortgaged, or granted Bank a security interest in, wherever located and whether now owned or hereafter acquired, together with all replacements, substitutions, proceeds and products thereof.

D. "Current Ratio" shall mean that ratio obtained by dividing total current assets by total current liabilities as determined under GAAP.

E. "EBITDA" shall mean Borrower's earnings before interest, taxes, depreciation and amortization expense, as determined in accordance with GAAP.

F. "Environmental Laws" shall mean all laws, regulations, and rules of the United States of America, State of Michigan, and local authorities which pertain to the environment, including but not limited to, the Clean Air Act (42 USC 7401 et seq.), Clean Water Act (33 USC 1251 et seq.) Resource Conservation and Recovery Act of 1976 (42 USC 6901 et seq.), Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 USC 9601 et seq.), Hazardous Materials Transportation Act (49 USC 1 801 et seq.), Solid Waste Disposal Act (42 USC 6901 et seq.), Toxic Substances Control Act (15 USC 2601 et seq.), Michigan Resource Recovery Act (MCL 299.501 et seq.), Environmental Response Act (MCL 299.601), and Underground Storage Tank Regulatory Act (MCL 299.701 et seq. and 299.801 et seq.), as each of said statutes have been or are hereafter amended, together with all rules and regulations promulgated by the Environmental Protection Agency and Michigan Department of Natural Resources and all additional environmental laws, rules, and regulations in effect on the date of this Agreement and as may be enacted and effective.

G. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor act.

H. "Event of Default" shall mean any of the events described in Section VI of this Agreement or in the Related Documents.

I. "Financial Statements" shall mean all balance sheets, cash flows, earnings statements, and other financial information (whether of the Borrower or an Obligor) which have been, are now, or are in the future furnished to Bank, including financial information provided in conjunction with the reports filed on Form 10-K or 10-Q

J. "GAAP" shall mean generally accepted accounting principles' consistently applied, as set forth from time to time in the Opinion of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, or which have other substantial authoritative support.

K. "Indebtedness" or "Obligations" shall mean all Loans, indebtedness, and obligations of Borrower to the Bank, including but not limited to, any Bank advances for payments of insurance, taxes, amounts advanced by Bank to protect its interest in the Collateral, overdrafts in deposit accounts with Bank, and all other indebtedness, obligations and liabilities of Borrower to Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

L. "Michigan National Bank Prime Rate" or "MNB Prime" shall mean that variable rate of interest so designated and from time to time established as the Michigan National Bank prime commercial lending rate or such prime commercial lending rate.

M. "Obligor" shall mean any person having any obligation to Bank, whether for the payment of money or otherwise, under this Agreement or under the Related Documents, including but not limited to any guarantors of Borrower's Indebtedness.

N. "PBGC" shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to the powers and functions of the Pension Benefit Guaranty Corporation.

O. "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision, agency or other entity.

P. "Property" shall mean all of Borrower's (or other Obligor's, as applicable) assets, tangible and intangible, real and personal.

Q. "Related Documents" shall mean any and all documents, promissory notes, security agreements, leases, mortgages, guaranties, pledges, and any other documents or agreements executed in connection with this Agreement. The term shall include documents existing before, at the time of execution of, this Agreement, and documents executed after the date of this Agreement.


         IN WITNESS WHEREOF the parties have executed this Agreement on this day of February, 1997.

                                        BORROWER:

                                        UNIVERSAL STANDARD MEDICAL
                                        LABORATORIES, INC.,
                                        a Michigan corporation,


                                        By:  /s/ Alan S. Ker
                                           ----------------------------------
                                             Alan S. Ker

                                        Its:    Vice President - Finance and
                                                 Treasurer

                                        BANK

                                        MICHIGAN NATIONAL BANK
                                        a national banking association


                                        By:  /s/ Eric Johnson
                                           ----------------------------------
                                             Eric Johnson

                                        Its:    Special Asset Officer

                      SCHEDULE OF "PERMITTED ENCUMBRANCES"



ATTACHED TO AND FORMING A PART OF BUSINESS LOAN AGREEMENT BETWEEN UNIVERSAL STANDARD MEDICAL LABORATORIES, INC. AND MICHIGAN NATIONAL BANK, DATED FEBRUARY 6, 1997



Various equipment lease filings of record with Michigan Secretary of State.

                                  ADDENDUM TO
                            BUSINESS LOAN AGREEMENT

                                (Line of Credit)

         This Addendum Agreement ("Addendum") is an integral part of the Business Loan Agreement executed by Borrower, and each and all of the terms, conditions, provisions and agreements set forth in the Business Loan Agreement are incorporated by this reference into this Addendum.

I.       LINE OF CREDIT LOAN

         Under those terms and conditions set forth in the Business Loan Agreement and in this Addendum, and provided there shall exist no Event of Default, until October 1, 1997 Bank agrees to loan to Borrower, from time to time at Borrower's request, up to but not to exceed the lesser of the principal sum of FIVE MILLION FIVE HUNDRED THOUSAND and 00/100 DOLLARS ($5,500,000.00) and from October 2,1997 until January 5, 1998, FIVE MILLION THREE HUNDRED THOUSAND and 00/1 00 DOLLARS ($5,300,000.00) or the maximum of Advances allowable under the Advance Formula set forth in Section IV of this Addendum (the "Line of Credit Loan").

II.      LINE OF CREDIT NOTE

         The Line of Credit Loan shall be signified by Borrower's execution and delivery to Bank of a promissory note in the amount of the Line of Credit Loan (the "Line of Credit Note").

III.     EXPIRATION OR SUSPENSION OF BANK'S COMMITMENT

         Bank's obligation to Advance any sum to Borrower under the Line of Credit Loan and Line of Credit Note shall automatically (a) cease and terminate upon the maturity date stated in the Line of Credit Note and (b) suspend upon any earlier occurrence of an Event of Default unless and until waived by Bank in writing. No subsequent Advance by Bank shall be construed, nor shall Bank be estopped as the result of having made any subsequent Advance, to refuse a subsequent Borrower request for Advance.

IV.      ADVANCE FORMULA

         All Advances to Borrower under the Line of Credit Note shall be made under the following Loan Advance Formula:

         Seventy five percent (75%) of Borrower's Eligible Accounts.

V.       BORROWING PROCEDURE

A. Borrower may request an Advance on any day the Bank is open for business, and Bank will promptly make the Advance available to Borrower by crediting Borrower's general deposit account number 6857-10326-8 in the amount requested, or in such other manner as Borrower shall request in writing, unless:

         (1) Bank's commitment to Borrower under the Line of Credit Loan has expired; or

         (2) The requested Advance, when aggregated with all of Borrower's previous unpaid Advances, would cause the unpaid principal balance of the Line of Credit Note to exceed the lesser of the Line of Credit Loan Amount or the maximum Advance amount determined by use of the above Advance Formula.

VI.      BORROWER REPORTS

         Until all Advances under the Line of Credit Note, together with accrued interest thereon, are fully repaid to Bank, Borrower agrees promptly to provide Bank with the following periodic reports:

A. Account Aging Report. Borrower shall furnish to Bank, not later than the fifteenth (15th) day of each calendar month, a report signed by Borrower's Treasurer or chief financial officer, showing the number and dollar sum of all of Borrower's Accounts outstanding and unpaid at the end of Borrower's preceding month, together with an aging schedule showing the number and dollar amounts of all Accounts outstanding and unpaid for more than 30, 60, and 90 days. All of Borrower's Account reports shall be in form satisfactory to the Bank, and upon Bank's request Borrower agrees immediately to provide to Bank such additional Accounts information as Bank shall request, including but not limited to, a list of the name, address, and amount of each Account Debtor's indebtedness to Borrower to the extent permitted by applicable law.

VII.     DETERMINATION OF ELIGIBLE ACCOUNTS

         Upon receipt of Borrower's above Accounts reports, Bank shall determine which Accounts shall be eligible for inclusion in the Advance Formula.

A. Eligible Accounts. For an Account to be eligible for an Advance, it must have the characteristics listed in this sub-paragraph VII-A. Borrower represents, warrants to, and agrees with Bank, as of the date of this Addendum and continuing until all of Borrower's obligations under this Addendum and the Business Loan Agreement are fully satisfied and all Advances and accrued interest due under the Line of Credit Note are fully repaid, that:

1. Each Account arose in the ordinary course of Borrower's business from the sale or lease of goods or services which have been delivered to and accepted by the Account Debtor, and will be represented by an invoice delivered to the Account Debtor;

2. Accounts outstanding for ninety (90) days or more after the original invoice date, shall be excluded from the Advance Formula;

3. Each Account is an unconditional, valid, legal and enforceable claim due and owing to Borrower by the Account Debtor in the amount represented on the Accounts report(s);

4. The unpaid balance of each Account is not subject to any defense, counterclaim, setoff, credit, or adjustment for returned or damaged goods or inferior services and there is no agreement between Borrower and the Account Debtor or any other person for any rebate, concession, discount, or release of liability, in whole or in part, except as has been disclosed to Bank in writing.

5. Each Account is subject to no security interest or claim other than Bank's security interest;

6. Borrower has no knowledge of the insolvency of any Account Debtor or of any proceeding with respect to bankruptcy or other debtor relief by or against any Account Debtor;

7.       The Account Debtor is not an Affiliate of the Borrower;

8. The Account Debtor is not an Account Debtor whom Bank has, in the exercise of Bank's reasonable discretion, determined to be an ineligible Account Debtor, and as to whom the Bank has given notice to Borrower that such Account Debtor shall be considered ineligible.

VIII.    EVENTS OF DEFAULT

         The occurrence of any of the following events shall constitute an Event of Default under this Addendum:

A. Any Event of Default under the Business Loan Agreement or any Related Documents together with the delivery of any required notice and the expiration of any applicable cure period.

B. The aggregate unpaid principal amount of all Advances under the Line of Credit Note exceeds the maximum Advances available as determined under the Advance Formula.

IX.      REMEDIES ON DEFAULT

         Upon the occurrence of any Event of Default under this Addendum, Bank shall have all remedies as are provided by law or by the Business Loan Agreement, the Line of Credit Note, or any mortgage, security or other collateral agreement.

X.       DEFINITIONS

         As used in this Addendum the following terms shall have the following meanings:

A. "Accounts" and "Account Debtor" shall each have the meanings statutorily provided in Article 9 of the Michigan Uniform Commercial Code.

B. "Advance" or "Advances" shall mean a loan or loans of money from Bank to Borrower.

C. "Advance Formula" shall mean Bank's computation of the maximum aggregate Advances to which Borrower from time to time will be entitled under the Line of Credit Loan, by application of the percentages set forth in Section IV above to Borrower's Eligible Accounts determined under Section VI above.

D. "Affiliate" shall mean any Person which directly or indirectly controls or is controlled by, or is under common control with Borrower, and all shareholders, directors, and officers of Borrower.


         IN WITNESS WHEREOF, the parties have executed this Addendum on this 6th day of February, 1997.


                                        BORROWER

                                        UNIVERSAL STANDARD MEDICAL
                                        LABORATORIES, INC.
                                        a Michigan corporation



                                        By: /s/ Alan S. Ker
-------------------------                   --------------------------------
                                            Alan S. Ker
-------------------------               Its: Vice President - Finance and
                                              Treasurer



                                        BANK

                                        MICHIGAN NATIONAL BANK,
                                        a national banking association

                                        By:  /s/ Eric Johnson
-------------------------                    ------------------------------
                                             Eric Johnson
-------------------------               Its:  Special Assets Officer

This Note amends and restates without satisfaction or novation Note No:
2089916-01102 dated January 17, 1996.


                      AMENDED AND RESTATED PROMISSORY NOTE

                                (Line of Credit)


$5,500,000.00                           Note No.:

                                        Farmington Hills, Michigan

Due Date: January 5, 1998               Dated: February 6, 1997


         FOR VALUE RECEIVED on the Due Date, the undersigned, jointly and severally (the "Borrower"), promise to pay to the order of MICHIGAN NATIONAL BANK, a national banking association (the "Bank"), at its office set forth below or at such other place as Bank may designate in writing, the principal sum of FIVE MILLION FIVE HUNDRED THOUSAND AND 00/1 00 DOLLARS ($5,500,000.00) or such lesser sum as shall have been advanced by Bank to Borrower under the loan account hereinafter described, plus interest as hereinafter provided, all in lawful money of the United States of America. The unpaid principal balance of this promissory note ("Note") shall bear interest computed upon the basis of a year of 360 days for the actual number of days elapsed in a month, at a rate of interest (the "Effective Interest Rate") which is equal to One Half Percent (1/2%) in excess of the Michigan National Bank Prime Rate (the "Index"), as such Index may vary from time to time. Borrower understands and agrees that the Effective Interest Rate payable to Bank under this Note shall be determined by reference to the Index and not by reference to the actual rate of interest charged by the Bank to any particular borrowers). If the Index shall be increased or decreased, the Effective Interest Rate under this Note shall be increased or decreased by the same amount, effective upon the day of each increase or decrease in the Index.

         Interest on all principal amounts advanced by Bank from time to time and unpaid by Borrower shall be paid on the lost day of December, 1996, and on the last day of each month thereafter.

         Advances of principal, repayment, and readvances may be made under this Note from time to time, but Bank, in its sole discretion, may refuse to make advances or readvances hereunder during any period(s) this Note is in default. All advances made hereunder shall be charged to a loan account in Borrower's name on Bank's books, and Bank shall debit to such account the amount of each advance made to, and credit to such account the amount of each repayment made by Borrower. From time to time, Bank shall furnish Borrower a statement of Borrower's loan account, which statement shall be deemed to be correct, accepted by, and binding upon Borrower, unless Bank receives a written statement of exceptions from Borrower within ten (10) days after such statement has been furnished.

         This Note may be paid in full or in part at any time without payment of any prepayment fee. All payments received shall, at the option of the Bank, first be applied against accrued and unpaid interest and the balance against principal. Borrower expressly assumes all risks of loss or delay in the delivery of any payments made by mail, and no course of conduct or dealing shall affect Borrower's assumption of these risks. If Bank shall determine that the Effective Interest Rate under this Note is, or may be, usurious or otherwise limited by law, the unpaid balance of this Note, with accrued interest at the highest rate then permitted by law shall, at the option of the Bank, become immediately due and payable.

         Upon the occurrence of any of the events of default described in the Business Loan Agreement, as amended from time to time thereafter, together with the delivery of any required notice and the expiration of any applicable cure period, Bank, at its option and without notice to Borrower, may declare the entire unpaid principal balance of this Note and all accrued interest, together with all other indebtedness of Borrower to Bank, to be immediately due and payable.

         Upon the occurrence of any event of default, together with the delivery of any required notice and the expiration of any applicable cure period, or upon non-payment of this Note after demand, the unpaid principal balance of this Note shall bear interest at a rate which is two percent (2%) greater than the Effective Interest Rate otherwise applicable. If any payment under this Note is not paid within ten (110) days after the date due, at the option of Bank a late charge of not more than five cents ($.05) for each dollar of the installment past due may be charged by Bank. In addition to any other security interest granted, Borrower hereby grants Bank a security interest in all of Borrower's bank deposits, instruments, negotiable documents, and chattel paper which at any time are in the possession or control of Bank, and after the occurrence of any event of default, Bank may apply its own indebtedness or liability to Borrower or any guarantor to any indebtedness due under this Note. Borrower agrees to pay all of the Bank's costs incurred in the collection of this Note, including reasonable attorney fees.

         Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Bank's acceptance of any such partial payment shall not constitute a waiver of Bank's right to receive the entire amount due. Borrower and all guarantors of this Note do hereby jointly and severally waive presentment for payment, demand, notice of non-payment, notice of protest or protest of this Note, and Bank diligence in collection or bringing suit, and do hereby consent to any and all extensions of time, renewals, waivers or modifications as may be granted by Bank with respect to payment or any other provisions of this Note, and to the release of any collateral or any part thereof, with or without substitution. The liability of the Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party. This Note shall be deemed to have been executed in Michigan, and all rights and obligations hereunder shall be governed by the laws of the State of Michigan.

         This Note is secured by:

         Amended and Restated Business Loan Agreement dated February __, 1997

         Addendum To Business Loan Agreement dated February _, 1997

         Security Agreement dated March 20, 1995

         Reference is hereby made to the documents and agreements described above for additional terms and conditions relating to this Note.


                                        BORROWER

                                        UNIVERSAL STANDARD MEDICAL
                                        LABORATORIES, INC.,
                                        a Michigan corporation

BORROWER ADDRESS:

26500 Northwestern Highway              By: /s/ Alan S. Ker
Southfield, MI 48037                        -----------------------------
                                            Alan S. Ker
                                        Its: Vice President - Finance and
                                              Treasurer

                                        Tax Identification No.: 38-2986640

Bank Address:

27777 Inkster Road
Farmington Hills, MI 48333-9065





                                       3